Exhibit 10.2

SEVENTH AMENDMENT TO STANDARD INDUSTRIAL NET LEASE

THIS SEVENTH AMENDMENT TO STANDARD INUSTRIAL NET LEASE (this "Amendment") is entered into as of this 4th day of April, 2016 (the "Effective Date"), by and between BMR-COAST 9 LP, a Delaware limited partnership ("Landlord," as successor-in interest to JBC Sorrento West, LLC ("Original Landlord")), and TROVAGENE, INC., a Delaware corporation ("Tenant," as successor-by-merger to Xenomics, Inc. ("Original Tenant")).

RECITALS

A.WHEREAS, Original Landlord and Original Tenant entered into that certain Standard Industrial Net Lease dated as of October 28, 2009 ("Original Lease"), as amended by that certain First Amendment to Standard Industrial Net Lease dated as of September 28, 2011, that certain Second Amendment to Standard Industrial Net Lease dated as of December 27, 2011, that certain Third Amendment to Standard Industrial Net Lease dated as of October 22, 2012; that certain Fourth Amendment to Standard Industrial Net Lease dated as of December 2, 2013, that certain Fifth Amendment to Standard Industrial Net Lease dated as of May 14, 2014 ("Fifth Amendment") and that certain Sixth Amendment to Standard Industrial Net Lease dated as of June 11, 2015 ("Sixth Amendment") (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the "Existing Lease"), whereby Tenant leases certain premises (the "Existing Premises") from Landlord at 11055 Flintkote Avenue in San Diego, California (the "11055 Building") and 11120 Roselle Street in San Diego, California (the "11120 Building");

B.WHEREAS, Landlord and Tenant desire to expand the Existing Premises to include additional space in the 11120 Building; and

C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the "Lease." From and after the date hereof, the term "Lease," as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2. 11120A Expansion Premises. Commencing as of the 11120A Expansion Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain space located in the 11120 Building and known as Suite A with a Rentable Square Footage of approximately three thousand five hundred one (3,501) square feet (as more particularly described on Exhibit A attached hereto, the "11120A Expansion Premises"). Tenant acknowledges that the 11120A Expansion Premises is currently leased to another tenant (the "Prior Tenant") and such lease (the "Prior Tenant Lease") is currently estimated to expire on November 20, 2016 (provided, however, that such date is only an estimate and is subject to change).

2.1. 11120A Expansion Commencement Date. Tenant shall lease the 11120A Expansion Premises effective as of the date ("11120A Expansion Commencement Date") that is the earlier of (a) the date Tenant commences business operations in the 11120A Expansion Premises and (b) the date the work (the "Tenant Improvements") to be performed by Landlord in the 11120A Expansion Premises, as described on Exhibit B attached hereto, is Substantially Complete (as defined below). Landlord shall use commercially reasonable efforts to tender possession of the 11120A Expansion Premises to Tenant on the date (the "Estimated 11120A Expansion Commencement Date") that is the later of (m) thirty (30) days after the actual expiration date of the Prior Tenant Lease and (n) December 19, 2016 with the Tenant Improvements Substantially Complete. Tenant agrees that in the event such work is not Substantially Complete on or before the Estimated 11120A Expansion Commencement Date for any reason (including any holdover by the Prior Tenant of the 11120A Expansion Premises or failure of the Prior Tenant to surrender the 11120A Expansion Premises in accordance with the terms of Prior Tenant's lease with Landlord), then (y) this Amendment shall not be void or voidable and (z) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom. The term "Substantially Complete" or "Substantial Completion" means that the Tenant Improvements are substantially complete in accordance with Exhibit B attached hereto, except for minor punch list items. Notwithstanding anything in this Amendment (including Exhibit B) to the contrary, Landlord's obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure (as defined in the Lease). If possession or Substantial Completion is delayed by any action or inaction of Tenant or Tenant's employees, agents or contractors ("Tenant Delay"), the 11120A Expansion Commencement Date shall be the date that the 11120A Expansion Commencement Date would have occurred absent such Tenant Delay; provided, however, that any Tenant Delay shall not accrue unless Landlord has provided Tenant notice of such Tenant Delay and Tenant does not cure such Tenant Delay to Landlord's reasonable satisfaction within two (2) business days after Landlord delivers such notice. Tenant shall execute and deliver to Landlord written acknowledgment of the actual 11120A Expansion Commencement Date within ten (10) business days after Tenant takes occupancy of the 11120A Expansion Premises, in the form attached as Exhibit C hereto (the "Acknowledgement"). Failure to execute and deliver the Acknowledgment, however, shall not affect the 11120A Expansion Commencement Date or Landlord's or Tenant's liability hereunder. Failure by Tenant to obtain validation by any medical review board or similar governmental licensing required for the Permitted Use shall not extend the 11120A Expansion Commencement Date. Effective as of the 11120A Expansion Commencement Date, all references to the "Premises" as used in the Lease shall mean and refer to the Existing Premises as expanded by the 11120A Expansion Premises.

2.2.Condition of 11120A Expansion Premises. Tenant acknowledges that, except as specifically set forth in this Section, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the 11120A Expansion Premises, the 11120 Building or the Project, or with respect to the suitability of the 11120A Expansion Premises, the Building or the Project for the conduct of Tenant's business. Tenant acknowledges that (a) it is fully familiar with the condition of the 11120A Expansion Premises and, notwithstanding anything contained in this Amendment to the contrary (but without limiting the 11120A Representation and Warranty (as defined below)), agrees to accept the same in its condition "as is" as of the 11120A Expansion Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the 11120A Expansion Premises for Tenant's occupancy or to pay for any improvements to the 11120A Expansion Premises, except with respect to the Tenant Improvements (as defined below). The 11120A Expansion Premises have not undergone inspection by a Certified Access Specialist. Tenant's taking possession of the 11120A Expansion Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the 11120A Expansion Premises and the 11120 Building were at such time in good, sanitary and satisfactory condition and repair. Notwithstanding anything to the contrary (but subject to the last grammatical sentence of this Section 2.2), Landlord hereby represents and warrants that, as of the 11120A Expansion Commencement Date, (a) the base building life-safety, plumbing, electrical and heating, ventilating and air conditioning systems serving the 11120A Expansion Premises shall be in good working order, condition and repair and (b) the parking areas serving the 11120A Expansion Premises will be in compliance with all applicable laws, codes and ordinances (including, the Americans with Disabilities Act) (the "l1120A Representation and Warranty"); provided, however, that Tenant's sole and exclusive remedy for a breach of the 11120A Representation and Warranty shall be to deliver notice to Landlord (the "11120A Repair Notice") on or before the date that is sixty (60) days after the 11120A Expansion Commencement Date (such date, the "11120A Warranty Date") detailing the nature of such breach. In the event that Landlord receives an 11120A Repair Notice on or before the 11120A Warranty Date, Landlord shall, at Landlord's expense, promptly make any repairs reasonably necessary to correct the breach described in the 11120A Repair Notice (but only to the extent that Landlord reasonably determines that the breach described in the 11120A Repair Notice constitutes an actual breach of the 11120A Representation and Warranty). The 11120A Representation and Warranty shall expire on, and be of no further force or effect after, the 11120A Warranty Date and Landlord shall not have any further obligations or liabilities in connection with the 11120A Representation and Warranty (except with respect to any actual breaches identified in a 11120A Repair Notice delivered by Tenant to Landlord on or before the 11120A Warranty Date).

2.3.Tenant Improvements. Landlord shall, at Landlord's cost, cause the Tenant Improvements to be constructed in the 11120A Expansion Premises pursuant to Exhibit B attached hereto. Tenant understands and agrees that in order to construct the Tenant Improvements, certain work must be performed within the 11120 Premises (as defined in the Fifth Amendment) during the Lease Term with respect to the 11120 Premises and during Tenant's occupancy of the 11120 Premises for the Permitted Use, and therefore, significant cooperation of, and coordination with, Tenant will be required and Tenant shall reasonably cooperate with Landlord, as requested by Landlord, during the construction of the Tenant Improvements. Tenant shall permit Landlord and its employees, contractors and representatives to enter the 11120 Premises at any time (including during business hours) for the purpose of constructing the Tenant Improvements. Tenant shall be solely responsible for the protection and security of its property. In no event shall Landlord's construction of the Tenant Improvements (or any work performed by Landlord in connection therewith) (a) cause Tenant's rent to abate under the Lease, (b) give rise to any claim by Tenant for damages or (c) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant.

2.4.Early Access. In Landlord's reasonable discretion during the fifteen (15) day period immediately prior to the 11120A Expansion Commencement Date, Landlord may permit Tenant to enter upon the 11120A Expansion Premises for the purpose of installing equipment, cabling, trade fixtures or the placement of personal property so long as such entry does not interfere with the completion of the Tenant Improvements; provided that, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the Lease are in effect with respect to the 11120A Expansion Premises, and such entry shall be subject to all the terms and conditions of the Lease; and provided, further, that if the 1120A Expansion Commencement Date is delayed due to such early access, then the 11120A Expansion Commencement Date shall be the date that the 11120A Expansion Commencement Date would have occurred but for such delay.

2.5.Tenant's Pro Rata Share. Notwithstanding anything to the contrary in the Lease, commencing as of the 11120A Expansion Commencement Date, the chart in Section 2.5 of the Sixth Amendment is hereby deleted in its entirety and replaced with the following chart:

Definition or Provision	Means the Following (As of the 11120A Expansion Commencement Date)
Approximate Rentable Area of Existing Premises in 11055 Building	17,844 square feet
Approximate Rentable Area of Existing Premises in 11120 Building	4,751 square feet
Approximate Rentable Area of 11120A Expansion Premises in 11120 Building	3,501 square feet
Approximate Rentable Area of 11055 Building	20,563 square feet
Approximate Rentable Area of 11120 Building	10,140 square feet
Approximate Rentable Area of Project	162,074 square feet
Tenant's Pro Rata Share of 11055 Building	86.78%
Tenant's Pro Rata Share of 11120 Building	81.38%
Tenant's Pro Rata Share of Project	16.10%

*For purposes of clarity, the term "Project" as used in the Lease shall have the same meaning as Center.

2.6.Minimum Monthly Rent. Commencing as of the11120A Expansion Commencement Date (in addition to all other Rent for the Existing Premises), Tenant will pay Minimum Monthly Rent for the 11120A Expansion Premises in accordance with the following chart (and subject to increases pursuant to Section 2.7 below):

11120A Expansion Premises:

Dates (as of the 11120A Expansion Commencement Date	Rentable Square Footage	Minimum Monthly Rent Rate per Square Foot of Rentable Area	Minimum Monthly Rent
Month 1 -Month 12	3,501	$2.37	$8,297.37*
* Note: Subject to any 11120A Expansion Premises Minimum Monthly Rent Abatement as set forth in Section 2.8.

2.7.Minimum Monthly Rent Adjustments. Notwithstanding anything to the contrary in the Lease, Minimum Monthly Rent for the11120A Expansion Premises shall be subject to an annual upward adjustment of three percent (3%) of the then-current Minimum Monthly Rent for the 11120A Expansion Premises. The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the 11120A Expansion Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary throughout the Lease Term.

2.8. 11120A Expansion Premises Minimum Monthly Rent Abatement. Provided that Tenant is not then in default of the Lease (beyond any applicable cure period), then during the second (2nd), third (3rd) and fourth (4th) months of the 11120A Expansion Premises Term (the "11120A Expansion Premises Minimum Monthly Rent Abatement Period"), Tenant shall not be obligated to pay any Minimum Monthly Rent otherwise attributable to the 11120A Expansion Premises (the "11120A Expansion Premises Minimum Monthly Rent Abatement"). Tenant acknowledges and agrees that the 11120A Expansion Premises Minimum Monthly Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay the rent and performing the terms and conditions otherwise required under the

Lease. If Tenant shall be in default under the Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, or if the Lease is terminated for any reason other than Landlord's breach of the Lease, then Tenant's right to receive the11120A Expansion Premises Minimum Monthly Rent Abatement for the 11120A Expansion Premises Minimum Monthly Rent Abatement Period shall automatically terminate as of the date of such default and Tenant shall immediately be obligated to begin paying Minimum Monthly Rent for the 11120A Expansion Premises in full. The 11120A Expansion Premises Minimum Monthly Rent Abatement shall be personal to the original Tenant and shall only apply to the extent that the original Tenant (and not any assignee, or any sublessee or other transferee of the original Tenant's interest in this Lease) is the Tenant under this Lease during the 11120A Expansion Premises Minimum Monthly Rent Abatement Period. Nothing in this Section shall work to abate or reduce Tenant's obligations under the Lease with respect to Additional Rent including (without limitation) Tenant's obligations with respect to Tenant's Share of Operating Costs.

2.9.Additional Rent. In addition to Minimum Monthly Rent, from and after the 11120A Expansion Commencement Date, Tenant shall pay to Landlord, Additional Rent (as defined in the Lease) with respect to the 11120A Expansion Premises and all other amounts that Tenant assumes or agrees to pay under the provisions of the Lease with respect to the 11120A Expansion Premises that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant's part to comply with the agreements, terms, covenants and conditions of the Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

2.10.Permitted Use. Notwithstanding anything to the contrary in the Lease, Tenant shall be permitted to use the 11120A Expansion Premises only for office use (and for no other purposes) in conformity with all Applicable Laws (as defined in the Fifth Amendment).

3. 11120A Expansion Premises Term. The Lease Term with respect to the 11120A Expansion Premises shall commence on the 11120A Expansion Commencement Date, and shall expire concurrently with the Existing Premises on the New Expiration Date (as defined in the Sixth Amendment), subject to earlier termination of the Lease as provided therein. The period from the current 11120A Expansion Commencement Date through the New Expiration Date shall be referred to as the "11120A Expansion Premises Term."

4.Parking. Commencing on the 11120A Expansion Commencement Date and continuing through the remainder of the Lease Term with respect to the 11120A Expansion Premises, Tenant shall have the non-exclusive right, in common with others, to use a total of approximately 2.85 unreserved parking spaces for every 1,000 square feet of Rentable Area in the 11120A Expansion Premises (i.e., ten (10) unreserved spaces) for use in the parking facility serving the Project. Tenant's rental and use of such additional parking spaces shall be in accordance with, and subject to, all provisions of Section 11.6 of the Lease.

5.Security Deposit.

5.1.Effective retroactively as of the Effective Date (as defined in the Sixth Amendment), the second (2nd) sentence of Section 5 of the Sixth Amendment is hereby deleted in its entirety and replaced with the following:

"From and after the delivery of the Expansion Security Deposit Amount, the required Security Deposit under the Lease shall be increased to a total of Seventy Thousand Seven Hundred Forty Five and 95/100 Dollars ($70,745.95)."

5.2.On the date of Tenant's execution and delivery of this Amendment, Tenant shall deposit with Landlord an amount equal to Eight Thousand Two Hundred Ninety-Seven and 37/100 Dollars ($8,297.37) as an increase to the required Security Deposit under the Lease (" 1120A Expansion Security Deposit Amount"). From and after the delivery of the 11120A Expansion Security Deposit Amount, the required Security Deposit under the Lease shall be increased to a total of Seventy-Nine Thousand Forty-Three and 32/100 Dollars ($79,043.32).

6.Relocation. Section 24.24 of the Existing Lease is hereby deleted in its entirety and shall be of no further force or effect.

7.Option to Extend. The Option to Extend set forth in Section 4 of the Fifth Amendment, as modified by Section 9 of the Sixth Amendment, will continue to apply.

8.	Right of First Refusal.

8.1.The 11055 ROFR set forth in Section 8 of the Sixth Amendment will continue to apply.

8.2.Section 3 of the Fifth Amendment is hereby deleted in its entirety and shall be of no further force or effect.

9.	Broker.

9.1.Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Hughes Marino, Inc. ("Broker"), and agrees to reimburse, indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord, at Tenant's sole cost and expense) and hold harmless Landlord's Related Entities for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

9.2.Landlord represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Jones Lang LaSalle Brokerage, Inc., and agrees to reimburse, indemnify, save, defend and hold harmless Tenant for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

10.No Default. Tenant represents, warrants and covenants that, to the best of Tenant's knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder. Landlord represents, warrants and covenants that, to the best of Landlord's knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

11.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Trovagene, Inc.
11055 Flintkote Avenue, Suite B
San Diego, California 92121
Attn: Beth Anderson

12.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

13.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

14.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

15.Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed. Landlord guarantees, warrants and represents that the individual signing this Amendment has the power, authority and legal capacity to sign this Amendment on behalf of and to bind Landlord.

16.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above    written.

LANDLORD:

BMR-COAST 9 LP,
a Delaware limited partnership

By:    /s/ Maries Lewis
Name:    Marie Lewis
Title:    VP, Real Estate Legal

TENANT:
TROVAGENE, INC.,
a Delaware corporation
'
By:    /s/ Stephen Zaniboni
Name: Stephen Zaniboni
Title: CFO